Exhibit 10.22

ASSET PURCHASE AGREEMENT

by and between

COMPUTER CONTACT SERVICE, INC.

and

EDLA STAFFING SERVICES, LLC

Dated as of March 30, 2007

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of March 30, 2007, between Computer Contact Service, Inc., a California corporation (“Seller”), Stanley Harper and Troy Davis (collectively, the “Shareholders”, and collectively with the Seller, the “Seller Parties”) on the one hand, and EDLA Staffing Services, LLC, a California limited liability company (“Buyer”), on the other hand.  Capitalized terms used in this Agreement and not otherwise defined have the meanings stated in Annex 1.

A.   Seller owns certain assets used in the conduct of its business of providing temporary staffing, employment and related services (the “Business”), as more particularly described in this Agreement.

B. Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase and assume from Seller, certain assets and related liabilities on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I PURCHASE AND SALE OF ASSETS; ASSIGNMENT AND ASSUMPTION OF LIABILITIES

1.1 Sale of Assets.

1.1.1 Purchased Assets. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller will transfer, assign, convey and deliver to Buyer, and Buyer will purchase from Seller, all of the assets of Seller related to the Business, other than the Retained Assets (the “Purchased Assets”), free and clear of all liens, charges, claims and encumbrances, including but not limited to the following:

(a) all of Seller’s right, title and interest in and to the Contracts listed on Schedule 5.12;

(b) all of Seller’s right, title and interest in and to the Intellectual Property listed on Schedules 5.11.1 and 5.11.2;

(c) all of Seller’s right, title and interest in and to all the Tangible Assets of the Business (other than the Personal Property);

(d) all of Seller’s right, title and interest in and to all the Intangible Assets of the Business (other than the Personal Property)

(e) all of Seller’s leasehold interests in all real estate used in the Business, including, but not limited to, the facilities and, unless the leases relating to such facilities provide otherwise, all improvements, fixtures and fittings thereon, and easements, rights-of-way, and other appurtenants thereto; and

(f) all of the goodwill of the Business.

1.1.2 Updates to Schedules. Each of the Schedules referenced in Section 1.1.1 will be updated by Seller within two (2) Business Days prior to the anticipated Closing Date such that the following will be included among the Purchased Assets as of such Closing Date: (i) those contracts, agreements and arrangements entered into by Seller prior to the Closing Date; and (ii) any rights in and to additional tangible assets or customer obtained or acquired by Seller prior to the Closing Date.

1.2 Retained Assets. Seller will not sell, transfer, assign or convey to Buyer and will specifically retain only the following assets and rights as of the Closing Date (collectively, the “Retained Assets”):

1.2.1 all of Seller’s right, title and interest in and to Seller’s accounts receivable and cash accounts as of the Closing Date; and

1.2.2 the two vehicles identified on Schedule 1.2.2 and those other items of personal property listed on Schedule 1.2.2 (collectively, the “Personal Property”);

1.3 Assumption of Liabilities. On the Closing Date, Buyer will assume and agrees to pay, perform and discharge as and when due only those liabilities related to the Purchased Assets arising in the Ordinary Course after the Closing Date (collectively, the “Assumed Liabilities”).  Buyer’s assumption of the Assumed Liabilities will be effected by Buyer’s delivery to Seller of a duly executed Assignment and Assumption Agreement on the Closing Date. Buyer further acknowledges and agrees that to the extent that Seller requires and obtains Third Party Consents with respect to any Contract, Seller and Buyer will effect a novation of such Contract to Buyer.

1.4 Excluded Liabilities. Seller will retain, and Buyer will not assume, all liabilities other than the Assumed Liabilities, including but not limited to the following: (i) Seller’s payables as of the Closing Date; (ii) any liabilities under the Contracts arising from claims made or payments due and payable before the Closing Date; (iii) claims made or payments due and payable with respect to the conduct of the Business prior to the Closing Date; or (iv) liabilities under or in connection with any Plans accruing prior to the Closing Date (collectively, the “Excluded Liabilities”).

ARTICLE II PURCHASE PRICE; PAYMENT

2.1 Purchase Price. Buyer will purchase the Purchased Assets and assume the Assumed Liabilities subject to the terms and conditions hereof.

2.2 Payment of Purchase Price.

2.2.1 At Closing. Following execution of this agreement, Buyer will pay Seller an amount equal to Six Hundred Thousand Dollars ($600,000), to be paid in cash or by cashier’s check drawn on a California bank insured by the FDIC, of which Two Hundred Thousand Dollars ($200,000) will paid by Buyer as a down payment to Seller, and the balance of Four Hundred Thousand Dollars ($400,000) shall be paid on the Closing Date. In addition, Buyer shall deliver to Seller a Warrant, in a form to be agreed upon by the parties.

2.2.2 Post-Closing. The balance of the Purchase Price, or Five Hundred Sixty-Two Thousand Five Hundred Dollars ($562,500), will be paid by Buyer to Seller in accordance with the terms and conditions of a promissory note (the “Promissory Note”), in the form attached hereto as Exhibit “A,” and will deliver such executed Promissory Note to Seller at the Closing, as hereinafter defined.  The obligations of Buyer pursuant to the Promissory Note shall be secured by a guarantee agreement (the “Guarantee Agreement”) to be executed by Larry Eastland in the form attached hereto as Exhibit “B” and delivered to Seller at the Closing, as hereinafter defined.  In addition, at the Closing, as hereinafter defined, Buyer shall execute and deliver to the Shareholders a factoring agreement (the “Factoring Agreement”) in the form attached hereto as Exhibit “C,” pursuant to which the Shareholders shall provide financing services to Buyer.

2.3 Tax Allocation. The Purchase Price will be allocated to broad categories constituting components of the Purchased Assets as follows:

2.3.1 Fifty Thousand Dollars ($50,000) for the covenants not to compete of the Shareholders;

2.3.2 One Hundred Thousand Dollars ($100,000) for the Purchased Assets referenced in Sections 1.1.1(a), (b), (c), (d) and (e); and

2.3.3 The remainder for the Purchased Assets referenced in Section 1.1.1(f) .

Each party will report the Transactions in accordance with the agreed upon allocation for all federal, state, local and other tax purposes, but such allocation will not constrain reporting for other purposes.

2.4 Payment of Taxes. Buyer and Seller will each pay one-half of any and all sales, transfer or use taxes due as a result of the Transactions.

ARTICLE III CLOSING

3.1 Closing Date. The closing of the Transactions (the “Closing”) will take place on the Business Day immediately following the day upon which each of the conditions precedent to the obligations of the parties as set forth in Article IV have been satisfied or have been waived by the party for whom such action is a condition, or on such earlier date as Buyer and Seller may mutually agree (the “Closing Date”). The parties agree to use their collective commercially reasonable efforts to cause the Closing to occur on or before May 31, 2007.

3.2 Location of Closing. The Closing will take place at the offices of Seller’s counsel, 2049 Century Park East, Suite 3110, Los Angeles, CA 90067, or at such other location as mutually agreed by the parties.

3.3 Deliveries by Seller. At or prior to each Closing, as applicable, Seller will deliver to Buyer:

3.3.1 duly executed copies of the Transaction Documents not previously delivered to Buyer;

3.3.2 copies of all Third Party Consents listed on Schedule 5.12.6 that have been obtained prior to the Closing not previously delivered to Buyer;

3.3.3 an updated set of Schedules 1.1.1(a) through (e);

3.3.4 copies of all Contracts not previously delivered to Buyer;

3.3.5 at the Closing, a certificate of the President of Seller certifying that (i) the conditions set forth in Section 4.2 have been satisfied by Seller; and (ii) to Seller’s Knowledge, there has not been, nor has any event occurred that would reasonably be expected to result in, a Material Adverse Effect;

3.3.6 the 2005 financial statements, internally prepared by Seller without review by Seller’s accountant;

3.3.7 resolutions and related documents necessary to approve the Seller’s sale, transfer and assignment of the Purchased Assets to the Buyer;

3.3.8 resignations of the Employees and documentation reasonably satisfactory to Buyer to necessary to permit the hiring by Buyer of the Employees following the Closing Date; and an opinion of Seller counsel reasonably satisfactory to Buyer regarding those matters listed on Schedule 3.3.9; and

3.3.9 all other documents, instruments and writings required to be delivered by the Selling Parties on or prior to the Closing Date pursuant to this Agreement.

3.4 Deliveries by Buyer. At or prior to the Closing, as applicable, Buyer will deliver to Seller:

3.4.1 duly executed copies of the Transaction Documents not previously delivered to Seller;

3.4.2 at the Closing, a certificate of the President of Buyer certifying that: (i) the conditions set forth in Section 4.3.2 and Section 4.3.3 have been satisfied by Buyer; and (ii) to Buyer’s Knowledge, there has not been, nor has any event occurred, that could reasonably be expected to result in a Material Adverse Effect;

3.4.3 all other documents, instruments and writings required to be delivered by the Buyer on or prior to the Closing Date pursuant to this Agreement.

ARTICLE IV CONDITIONS OF CLOSING

4.1 Conditions Precedent to Closing. The respective obligations of each party to effect each Closing are subject to the satisfaction of each of the following conditions, unless waived in writing by both parties at or before such Closing:

4.1.1 No Government Actions. No court or any other Governmental Entity has issued an order restraining or prohibiting the Transactions herein contemplated, no Governmental Entity has commenced or threatened in writing to commence any action or suit before any court of competent jurisdiction or other Governmental Entity that seeks to restrain or prohibit the consummation of the Transactions herein contemplated or otherwise seeks a remedy which would prohibit or materially and adversely affect the consummation of the Transactions contemplated hereby, and no statute, rule or regulation has been enacted by any Governmental Entity that makes the consummation of the Transactions contemplated hereby illegal.

4.1.2 No Material Adverse Effect. There has not been, nor has any event occurred that could reasonably be expected to result in, a Material Adverse Effect.

4.2 Conditions to Obligations of Buyer. The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver by Buyer) at or before the Closing of the following conditions:

4.2.1 Transaction Documents. Seller will have executed and delivered each of the Transaction Documents to which it is a party on or before the Closing Date.

4.2.2 Third Party Consents. Seller will have obtained the required Third Party Consents on or before the Closing.

4.2.3 Representation and Warranties. The representations and warranties of Seller contained herein will be true and correct in all material respects as of the Closing Date, as if made as of the Closing Date.

4.2.4 Covenants. Seller has performed in all material respects the covenants and obligations required to be performed by it on or before the Closing Date.

4.2.5 Employees. The Employees of Seller identified on Schedule 4.2.5 shall have agreed to be hired as employees of Buyer immediately following the Closing Date.

4.3 Conditions to Obligations of Seller. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) on or before the Closing, of the following conditions:

4.3.1 Transaction Documents. Buyer will have executed and delivered each of the Transaction Documents to which it is a party on or before the Closing.

4.3.2 Representations and Warranties. The representations and warranties of Buyer contained herein will be true and correct in all material respects as of the Closing Date, as if made as of the Closing Date.

4.3.3 Covenants. Buyer has performed in all material respects the covenants and obligations required to be performed by it at or before the Closing Date.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller Parties jointly and severally represent and warrant to Buyer that, except as otherwise indicated on Seller’s Disclosure Schedules attached hereto:

5.1 Organization and Related Matters . Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  Seller has all necessary corporate power and authority to own its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which the nature of its businesses requires licensing or qualification, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.2 Authorization; No Conflicts. Seller has all necessary corporate power and authority to execute, deliver and perform this Agreement and to sell, convey and assign the Purchased Assets in accordance with the terms hereof.  The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by all necessary corporate action on Seller’s part. This Agreement has been duly executed and delivered by Seller and constitutes Seller’s legally valid and binding obligation, enforceable against Seller in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally.  Seller’s execution, delivery and performance of this Agreement will not violate, or constitute a breach or default under, Seller’s bylaws or certificate of incorporation.  Seller’s execution, delivery and performance of this Agreement will not violate any Law.

5.3 Governmental Consents; Compliance with Laws.

5.3.1 Governmental Consents and Permits. No Approvals by any Governmental Entity are required in connection with the execution or performance of this Agreement by Seller. The Permits listed in Schedule 5.3.1 (a) constitute all the Permits required for the lawful ownership or occupancy of the Purchased Assets and the lawful operation of the Business; and (b) are valid, unimpaired and in full force and effect, are not adversely affected by the Transactions, and may be validly conveyed to Buyer in connection with the Transactions. Seller is not in default or violation of any such Permit.  No notice, charge, claim, Proceeding or assertion has been received by Seller or has been filed related to any such Permit.  No suspension, cancellation or termination of any such Permit is threatened or imminent. Since January 1, 2000, Seller has not entered into any agreement with, had any dispute with, or, to their Knowledge, been investigated by, any Governmental Agency, community group or other third party.

5.3.2 General Compliance. Seller and the Shareholders have operated the Business in compliance with all applicable Governmental Regulations, and all required Filings have been timely and properly made. To Seller’s knowledge, Seller has not received any written notice from any Governmental Entity that any of the Purchased Assets are in material violation of any applicable Law.  Since January 1, 2000, Seller has not conducted any material internal investigation concerning any actual or alleged material violation of any applicable Governmental Regulations on the part of Seller or any of its officers, directors, employees or agents.

5.4 Legal Proceedings. There is no Order or Action pending or, to Seller’s Knowledge, threatened against or affecting Seller that individually or when aggregated with one or more other Orders or Actions has or if determined adversely would reasonably be expected to have a Material Adverse Effect.

5.5 Financial Statements. Seller has delivered to Buyer true, correct and complete copies of the Financials and the Interim Financials.  The Financials and Interim Financials are in accordance with Seller’s books and records, and fairly present the financial condition and the results of operations, changes in stockholders’ equity and cash flow of Seller as at the respective dates of and for the periods referred to in the Financials and Interim Financials, all in accordance with GAAP, subject, in the case of the Interim Financials, to the absence of notes (that, if presented, would not differ materially from those included in the Financials).  The Financials and Interim Financials reflect the consistent application of GAAP throughout the periods involved.

5.6 No Adverse Change. Since the date of the Interim Financials, (a) Seller has operated the Business diligently and only in the Ordinary Course; and (b) there has been no: (i) Material Adverse Effect; (ii) property damage or destruction resulting in a loss or cost to Seller of more than $20,000 in the aggregate, whether or not covered by insurance; (iii) adverse change, or, to Seller or the Shareholders’ Knowledge, indication or threat of future adverse change, in Seller’s cost structure, including any key Employee requests or demands for increases in salary or benefits; or (iv) Listed Action.

5.7 Subsidiaries; Conduct of Business. Seller (a) does not own or control, nor has it ever owned or controlled, directly or indirectly, any interest in any other corporation, association or other business entity; and (b) is not a participant in any joint venture, partnership or similar arrangement. Seller and the Shareholders have conducted the Business only through Seller and are not currently conducting any other businesses or activities related to the Business through any other entities.

5.8 Purchased Assets. Seller has all rights, power and authority to sell, convey, assign, transfer and deliver to Buyer, in accordance with the terms of this Agreement, Seller’s interest in the Purchased Assets free and clear of all liens, charges, claims and encumbrances.  The Purchased Assets have no encumbrances or liens placed on them by Seller or with respect to any indebtedness of Seller.

5.9 Real Property; Title to Contributed Assets; No Encumbrances. Seller does not own any real property and has never owned any real property.  Seller’s only leased real property is its leasehold interest in Seller’s headquarters located at 1550 Skyway Drive, Suite 200, Bakersfield, California 93308. Seller has delivered to Buyer an accurate and complete copy of such lease.  There exists no event of default on the part of Seller under the headquarters lease.  The headquarters lease constitutes all of the real property used in the Business.  No portion of the leased real property, or any buildings or improvement located on the leased real property, violates any applicable Governmental Regulation.  All of the Purchased Assets and rights relating to the Business are held by, and all agreements, obligations and transactions relating to the Business have been entered into, incurred, and conducted by, Seller rather than any of its Affiliates, including any Shareholder.

5.10 Condition and Sufficiency of Assets. The headquarters lease and the Tangible Assets (whether leased or owned) are in good operating condition and repair (and none is in need of maintenance or repairs except for the ordinary, routine maintenance and repairs that are not material in nature or cost) and are adequate and reasonably suitable for the operation of the Business.  No condemnation or other proceeding is pending or, to their Knowledge, threatened, that would adversely affect Buyer’s use of the leased real property after the Closing Date.

5.11 Intellectual Property.

5.11.1 List. Schedule 5.11.1 accurately identifies all of the Intellectual Property used at any time in the Business that is registered with any governmental authority (the “Registered Rights”). Seller is the sole and exclusive holder of record of the Registered Rights in the records of the United States Patent and Trademark Office, and with respect to state, international or foreign rights, in the records of another registration authority.  As a result of the IP Assignments, Buyer will own the Registered Rights free and clear of any Encumbrances or any obligation, interest or restriction under any license or other agreement, and the Registered Rights are valid, subsisting and free of any defect in form or compliance with requirements of any applicable registration authority that could render them invalid, expired, or abandoned.  No rights or licenses have been granted to any other Person with respect to any of such Intellectual Property.

5.11.2 Licensed Intellectual Property. Schedule 5.11.2 accurately identifies all of the Intellectual Property used or potentially used in the Business and licensed from a third party by Seller (the “Licensed Rights,” and, together with the Registered Rights, the “Intellectual Property Rights”). Seller holds valid, currently effective, and transferable licenses to the Licensed Rights, which licenses have been disclosed to Buyer and are accurately referenced in Schedule 5.11.2.

5.11.3 Ownership of Rights. Seller owns or holds a license to the right to use all the Intellectual Property necessary for the conduct of the Business as now conducted or proposed to be conducted, without any conflict with or infringement of the rights of others.

5.11.4 No Conflicts. No Seller Party has

(a) received any notice alleging that any of the Intellectual Property Rights is invalid or making any claim as to any of the Intellectual Property Rights; or

(b) received any notice of any default or alleged default, or state of facts that, with notice or the lapse of time, or both, would constitute a default on the part of any Party in the performance of any obligation under any license or other instrument under which Seller used or uses any Intellectual Property.  To their Knowledge, the Business as presently conducted or proposed to be conducted does not infringe any patent, trademark, copyright or other intellectual property right of any third party.  The consummation of the Transactions will not result in the loss or impairment of any Intellectual Property material to the Business.  To their Knowledge, no third party has infringed, or is infringing, any of the Intellectual Property.

5.12 Contracts.

5.12.1 Material Contracts. Schedule 5.12 lists all of the Material Contracts applicable to the Business.

5.12.2 Copies. Seller has furnished to Buyer true, correct and complete copies of all of the Material Contracts or any other Contract required to be listed on any Schedule.

5.12.3 Compliance. Seller and, to their Knowledge, the other parties to the Material Contracts have complied with such Contracts in all material respects, all of which are valid, binding and enforceable and will not be adversely affected by the Transactions.

5.12.4 No Default. Each Material Contract is in full force and effect, and there exists no event or condition that, with or without notice or lapse of time, would be a default under them, give rise to a right to accelerate or terminate any of the Material Contracts’ provisions, or give rise to any encumbrance on any Purchased Asset.

5.12.5 No Renegotiation. There are no renegotiations of or written threats to renegotiate any material amounts paid or payable to Seller under the Material Contracts, with any Person having the contractual or statutory right to demand or require such renegotiation.  Neither Seller nor the Shareholders have received any demand for such renegotiation in respect of any such Material Contract. No customer has delivered notice to Seller asserting that any material adjustments are required to the terms of any Material Contracts.

5.12.6 No Consents. No notice, consent or approval of any party to any Material Contract is required in connection with the Contribution or the Transactions, except such as have been obtained as of the Closing Date (each of which required consents is listed on Schedule 5.12.6).

5.12.7 Purchase Commitments. None of Seller’s purchase commitments under any of the Material Contracts is in excess of the normal requirements of the Business in the Ordinary

Course or at a price that is excessive relative to prevailing practices in the industry for arms-length transactions.

5.13 Suppliers. Schedule 5.13 lists Seller’s ten (10) largest suppliers of goods or services (measured by dollar volume of purchases) during calendar year 2005 and during the period January 1, 2006 through October 31, 2006 and the dollar amounts and percentages of the business that each such supplier represented during such periods.  Seller is not engaged in any dispute with any such supplier.  To their Knowledge (a) no such supplier is considering termination, nonrenewal, or any adverse modification of its arrangements with Seller, and (b) the Transactions will not adversely affect the Business’ relationship with any such supplier.

5.14 Customers. Schedule 5.14 lists Seller’s twenty (20) largest customers (measured by dollar volume of purchases) during calendar year 2005 and during the period January 1, 2006 through October 31, 2006 and the dollar amounts and percentages of the business that each such customer represented during such periods.  Seller is not engaged in any dispute with any such customer.  To their Knowledge

(a) no such customer is considering termination, nonrenewal, or any adverse modification of its arrangements or course of dealing with Seller, and

(b) the Transactions will not adversely affect Business’ relationship with any of such customers.

5.15 Environmental Matters.

5.15.1 The Business and all of the Purchased Assets and any other assets owned, leased or operated by Seller in connection with the Business at any time (collectively “Business Assets”) are, and have been, operated and maintained in compliance with all applicable Environmental Laws.  No event has occurred that, with or without the passage of time or the giving of notice or both, would constitute non compliance with, or violation of, any Environmental Laws with respect to the Business, the Business Assets or Seller’s operations of or at any of the forgoing.

5.15.2 None of the Business Assets contains any above ground or underground storage tanks or Hazardous Materials.

5.15.3 Neither Seller nor any of Seller’s predecessor companies has at any time (a) manufactured, refined, treated, stored, used, generated or handled Hazardous Materials, (b) released, discharged, dumped or disposed of Hazardous Materials on or onto the Business Assets or any other property not then fully licensed and permitted for such action and otherwise in compliance with all Environmental Laws, or (iii) arranged for or permitted such manufacture, refining, treatment, storage, use, generation, transportation, handling, release, discharge, dumping or disposal.

5.15.4 None of the Business Assets or any off-site, third party owned or leased property to which any Hazardous Materials of Seller or the Business have been transported is listed, or to their Knowledge, proposed for listing, on the National Priorities List under CERCLA, or on any similar state or local registry or inventory of hazardous waste sites maintained, and neither Seller nor any of its predecessor companies has received notice that any such site is considered to be a potentially responsible party” or as liable in any way for remediation or clean-up of any condition with respect to any Business Asset or such off-site location.

5.15.5 Seller has not used, occupied or operated, or permitted any use, occupancy or operation of, the Business or the Business Assets in a manner that has given or would give rise to any liabilities under Environmental Laws or with respect to Hazardous Materials.

5.15.6 Seller has not by Contract, consent order, other agreement or operation of law, assumed

(a) any obligations or liabilities of any other Person arising under any Environmental Law, or

(b) responsibility for, either directly or indirectly, the remediation of any condition arising from or relating to the release or threatened release of Hazardous Materials.

5.16 Employee Plans and Benefits.

5.16.1 General. Schedule 5.16 lists each Plan, and correct and complete copies of each Plan and any related trust or other funding vehicle have been furnished to Buyer by Seller.  Seller has also furnished to Buyer, with respect to each Plan, the most recent statement of any separate investment fund created under it and, as to any Plan subject to ERISA the most recent actuarial report, IRS determination letter, Summary Plan Description, Summary of Material Modifications, and Annual Report on Form 5500. Neither Seller nor any ERISA Affiliate has ever contributed to or otherwise participated in, or has ever been required to contribute to or otherwise participate in, any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, any Plan that is or was subject to Title IV of ERISA or Section 412 of the Code, or any “multiple employer plan” within the meaning of Section 413(c) of the Code.

5.16.2 Qualified Plans. With respect to each Qualified Plan:

(a) the Qualified Plan and its associated trust are qualified in form and in operation and exempt from federal tax under Sections 401(a) and 501(a), respectively, of the Code, and have been operated and administered in accordance with their terms and in compliance with ERISA, the Code, and other applicable Governmental Regulations, and to their Knowledge, nothing has occurred that could adversely effect the qualified status of the Qualified Plan;

(b) the Qualified Plan is not subject to Title IV of ERISA or Section 412 of the Code, and all contributions to the Qualified Plan have been made timely; and

(c) all amendments required to bring the Qualified Plan into conformity with any of the applicable provisions of ERISA and the Code have been duly adopted within the remedial amendment period permitted under Section 401(b) of the Code.

5.16.3 Plans. With respect to each Plan:

(a) no Proceeding has been asserted, instituted or, to their Knowledge, is threatened or pending against the Plan, any of its trustees or fiduciaries, any of the Shareholders, Seller, or any of the assets of any trust or the Plan, and, to their Knowledge, no fact exists that could give rise to any claim, audit, or investigation involving any Plan;

(b) the Plan has been maintained in accordance with both its terms and the applicable provisions of ERISA, the Code, and other applicable Governmental Regulations, and all contributions to the Plan have been made timely;

(c) no “prohibited transaction,” as that term is defined in Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to the Plan (and the Transactions will not constitute, or directly or indirectly result in, such a “prohibited transaction”) that could subject any Party, any officer, director or employee of any Party, or any trustee, administrator or other fiduciary, to a Tax or other liability in connection with prohibited transactions under ERISA or the Code;

(d) the Plan is not under audit or otherwise subject to scrutiny by the IRS, the Department of Labor, or any other Governmental Agency;

(e) there are no violations of ERISA or other applicable Governmental Regulations with respect to (i) Filings regarding the Plan with the Secretary of Labor, Secretary of the Treasury, or any other Governmental Agency, or (ii) furnishing any documents, notices, or other disclosures to participants or beneficiaries of the Plan, as required by ERISA, the Code, or other applicable Governmental Regulations;

(f) the Plan could not be subject to any Taxes or penalties or fines, whether under ERISA, the Code, or otherwise;

(g) the Plan does not provide welfare benefits (whether insured or not) with respect to current or former of employees of Seller or its Affiliates after retirement or other termination of service, other than as required by COBRA and the Plan has been operated in compliance with COBRA to the extent applicable;

(h) the Plan does not provide for severance benefits of any kind and the Plan is not a “nonqualified deferred compensation plan” as defined in Section 409A(d)(1) of the Code;

(i) the execution of this Agreement or the consummation of the transactions contemplated hereby will not constitute a triggering event under the Plan which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), “parachute payment” (as such term is defined in Section 280G(b)(2) of the Code), acceleration, vesting, or increase in benefits to any present or former employee or director of Seller or its Affiliates; and

(j) the Plan can be amended, terminated or otherwise discontinued by its sponsor at any time without any liability to Seller, and Seller has not classified any individual as an independent contractor, consultant, or non-employee, who, according to the terms of the Plan or applicable Governmental Regulations, should have been classified as an employee.

5.17 Employees; Labor Matters.

5.17.1 List. Schedule 5.17 contains:

(a) a list of the names, office locations, and compensation of all full and part time Employees of the Business, and the names of all Seller’s officers; and

(b) a description of all employee “perks” or other benefit practices not stated in the Plans, or in Seller’s employee handbook, for all Employees.

5.17.2 No Liability. The consummation of the Transactions will not give rise to any liability of Seller for severance pay, termination pay, accrued vacation, accrued days of sick pay or any similar payment, other than as specified in this Agreement with respect to liabilities accruing after the Closing Date with respect to the Employees.

5.17.3 Compliance. Seller is in compliance with all applicable Government Regulations respecting employment practices, terms and conditions of employment (including employment eligibility under the Immigration Reform and Control Act of 1986, as amended), wages and hours, equal employment opportunity, and the payment of social security and similar taxes and are not engaged in any unfair labor practice. Seller is not liable for any claims for past due wages or any penalties for failure to comply with any of the foregoing.

5.17.4 Labor Unrest. Seller is not a party to any labor agreement with respect to Employees of the Business with any labor organization, group or association and has not experienced any attempt by organized labor or its representatives to make Seller conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of Seller.  There is no unfair labor practice charge or complaint against Seller pending before the National Labor Relations Board or any other governmental agency arising out of Seller’s activities, and no Seller Party has any Knowledge of any facts or information that would give rise thereto; there is no labor strike or labor disturbance pending or threatened against Seller, nor is any grievance currently being asserted against it; and Seller has not experienced a work stoppage or other labor difficulty.  There are no material controversies pending or, to their Knowledge, threatened between Seller and the employees of the Business, and no Seller Party is aware of any facts that could reasonably result in any such controversy.

5.18 Employees. All Seller’s Employees on the Closing Date have been terminated by Seller and will be lawfully rehired by Buyer.  No key Employee has told any Seller Party (orally or in writing) since January 1, 2006 that he or she is considering terminating his or her employment.

5.19 Records. On the Closing Date, Seller will have delivered to Buyer Seller’s complete employee records, including personnel, grievance, health and safety and similar files with respect to all Employees.

5.20 WARN Act. In the three (3) years prior to the Closing Date, Seller has not effectuated

(a) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sec. 2101, et seq. (the “WARN Act”) (or any similar state, local or foreign law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Seller, or

(b) a “mass layoff” as defined in the WARN Act (or any similar state, local or foreign law) affecting any Seller site of employment or facility.  Buyer has not and does not assume responsibility for any liabilities arising from the WARN Act (or any similar state, local or foreign law) arising from the consummation of the Transactions.

5.21 Insurance. Schedule 5.21 lists all policies of insurance relating to the Business, including policies of life, fire, theft, auto, casualty, product liability, workers’ compensation, health, medical, disability, business interruption, employee fidelity, and other casualty and liability insurance, indicating for each policy the type of coverage, the name of the insured, the insurer, the premium, the expiration date and the amount of coverage.  These policies

(a) are valid, in full force and effect, and enforceable,

(b) are adequate for the Business and provide coverage of the kind, against such risks and in the amounts as is prudent and customarily maintained by Persons of similar size engaged in businesses similar to the Business,

(c) except for policies relating to and providing benefits under a Plan, name only Seller as the beneficiary,

(d) are maintained with financially sound and reputable insurance companies, and

(e) are transferable to Buyer and will not be adversely affected by that transfer. Seller has furnished true, correct and complete copies of such policies to Buyer. Seller has paid all premiums due, and has otherwise performed all of its obligations, under each such insurance policy. Seller has timely filed claims with its insurers with respect to all matters and occurrences for which it believes it has coverage. Seller has not been denied any insurance coverage that it has requested, nor has it made, since January 1, 2000, any reduction in the scope or change in the nature of its insurance coverage. Seller has not been refused any insurance coverage sought or applied for, and neither Seller nor any Shareholder has received, since January 1, 2000, any cancellation notice or notice or other indication that Seller would have any difficulty renewing its insurance without increases in premiums (whether because of events or occurrences since January 1, 2000 or otherwise).  Neither Seller nor any Shareholder has any reason to believe that Seller will not be able to renew its existing insurance coverage, on substantially equivalent terms and conditions, as and when such coverages expire. Seller has no Contract or other arrangement (other than a policy of insurance) for the transfer or sharing of any risk.  The personal injury insurance maintained by Seller has been on an “occurrence” basis since at least January 1, 1997.

5.22 Litigation. Schedule 5.22 lists and describes all Proceedings pending or, to their Knowledge, threatened against, Seller, the Purchased Assets or, with respect to the Business, any Shareholder since January 1, 2000 (including any such Proceedings that were settled before the institution of formal proceedings), other than Proceedings that Seller has brought in the Ordinary Course for collection of monies owed to Seller.

5.23 Transactions with Affiliates. Schedule 5.23 describes in reasonable detail the nature and extent of any products, services, or benefits relating to the Business and provided to or by Seller to or by any Affiliate of Seller or of any Shareholder or their respective relatives, other than ordinary employment services, and indicates whether there was a corresponding charge equal to the fair market value of those products, services or benefits.  Except as stated in Schedule 5.23,

(a) since January 1, 2000, Seller has not had direct or indirect dealings with any employee of Seller or with any of their respective Affiliates, associates, or relatives (each a “Related Person”), except for ordinary dealings with its employees; and

(b) no Related Person (i) has any obligation to or claim against Seller; (ii) is directly or indirectly indebted to Seller; or (iii) has any direct or indirect rights or interest of any kind in any Purchased Assets, any Assumed Liabilities, or any Person that has a business relationship or competes with Seller. Seller has not directly or indirectly guaranteed or assumed any obligation of any Related Person.

5.24 Books and Records. Seller’s

(a) books and records are true, correct and complete and have been maintained in a consistent manner;

(b) records accurately reflect all of its transactions;

(c) accounting controls are sufficient to ensure that those transactions are executed in accordance with management’s authorizations and recorded in conformity with GAAP, consistently applied;

(d) data processing records, to the extent they contain information not readily available elsewhere, have been duplicated, and the duplicates are securely stored in accordance with procedures and techniques used by companies of comparable size and lines of business; (e) minute books have previously been made available to Buyer and contain correct and complete records of all board, shareholder and board committee meetings and accurately reflect all other corporate actions of the Board, any Board committees and the Shareholders.

5.25 Disclosure. Seller and each Shareholder confirms that it or he is not aware of any matter that could reasonably be expected to have a Material Adverse Effect. Each Schedule referred to in this Agreement is true, correct and complete, except to the extent it is expressly qualified by Knowledge.

5.26 No Brokers or Finders. No agent, broker, finder, investment or commercial banker or other Person, Governmental Entity or firms engaged by or acting on behalf of Seller or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the Transactions, is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of this Agreement or the Transactions.

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Seller Parties that, except as otherwise indicated on Buyer’s Disclosure Schedules attached hereto:

6.1 Organization and Related Matters. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of California.  Buyer has all necessary authority and power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign entity in good standing in all jurisdictions where the nature of its business requires licensing or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

6.2 Authorization; No Conflicts. Buyer has all necessary authority and power to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Buyer have been duly and validly authorized by all necessary action on Buyer’s part. This Agreement constitutes Buyer’s legally valid and binding obligation, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally.  Buyer’s execution, delivery and performance of this Agreement will not violate, or constitute a breach or default under, Buyer’s bylaws or articles of incorporation.  Buyer’s execution, delivery and performance of this Agreement will not violate any law.

6.3 Approvals and Third Party Consents. No Approvals by any Governmental Entity and no material Third Party Consents by any Person not a party to this Agreement are required in connection with the execution or performance of this Agreement by Buyer.

6.4 Legal Proceedings. There is no Order or Action pending or, to Buyer’s Knowledge, threatened against or affecting Buyer that individually or when aggregated with one or more other Orders or Actions has or if determined adversely would reasonably be expected to have a Buyer Material Adverse Effect.

6.5 No Brokers or Finders. No agent, broker, finder, investment or commercial banker or other Person, Governmental Entity or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the Transactions, is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of this Agreement or the Transactions.

ARTICLE VII COVENANTS WITH RESPECT TO CONDUCT PRIOR TO CLOSING

7.1 Covenants of the Parties. The Seller Parties covenant and agree for the benefit of Buyer, and Buyer covenants and agrees for the benefit of the Seller Parties, in each case that the party with respect to which the covenant and agreement is made, will do the following until the Closing Date:

7.1.1 Compliance With Regulations. Each of the parties agrees to comply in all respects with all Regulations of each Governmental Entity and all decisions, rulings, orders and awards of each arbitrator applicable to it or its business, properties or operations in connection with the Transactions if a failure to comply with any of the foregoing, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

7.1.2 Filings and Consents; Cooperation. Each of the parties agrees to use all Commercially Reasonable Efforts to obtain and to cooperate in obtaining any consent, approval, authorization or order of, and in making any registration or filing with, any Governmental Entity or other third party required in connection with the execution, delivery or performance of this Agreement and the other documents and instruments to be executed pursuant hereto. Each of the parties further agrees to use all Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions.

7.2 Access. In order to facilitate due diligence and expedite the Closing, Seller will permit designated representatives of Buyer to visit and inspect any of its properties, to examine its financial and operating records and make copies thereof, at reasonable times and upon reasonable prior notice.  Information obtained by Buyer or its representatives in the course of any such inspections or examinations will be kept confidential.

7.3 Conduct of Business. Seller agrees that from the date of this Agreement through the Closing Date, Seller will conduct the Business in the Ordinary Course and will not take any action or refrain from taking any action that would constitute a Material Adverse Effect; provided, however, that Buyer acknowledges that Seller may take any and all actions Seller deems reasonably necessary in order to effectuate the Transactions in accordance with the terms of this Agreement.

7.4 Customer Notices. Buyer agrees to notify each customer that services will be provided by Buyer following the Closing, which notice will contain appropriate contact information for customer service and technical support to be performed by or under the direction of Buyer.

7.5 Employee-Related Obligations. Effective immediately prior to the Closing, Seller will terminate all of the Employees in accordance with all applicable Law and will provide any required notices in a timely manner.  Immediately following such termination by Seller, Buyer will offer employment to each Employee on substantially the same terms and conditions as such Employee was previously employed by Seller, except as set forth on Schedule 7.5. Buyer is not assuming any obligations to any current or former Employee incurred by Seller prior to the Closing Date. This Section 7.5 does not create any rights or obligations except as between Seller and Buyer and no past, present or future Employees of Seller or Buyer will be treated as third-party beneficiaries of this Section 7.5, including that Buyer has no obligation to

(a) continue employment of any Employee for any specific period of time,

(b) maintain the title or position of any Employee for any specific period of time, or

(c) maintain the level of compensation or benefits provided to any Employee for any specific period of time.

7.6 Employment of Ganiere. From the date hereof until the later of the Closing Date or the termination of the this Agreement, Seller agrees to hire one representative of Buyer (initially James Ganiere) as a full-time employee of Seller at entry level wage (“Ganiere”).  Buyer may, at its election, provide additional compensation to Ganiere at its sole cost. Seller further agrees to provide general training to Ganiere in all aspects of the Business.  Buyer and Ganiere agree that they will not disclose the purpose of Ganiere’s employment with Seller to any other Employee prior to the Closing Date.  Buyer agrees to indemnify and hold harmless Seller from and against any and all debts, obligations, losses, liabilities or expenses (including, without limitation, court costs, legal fees, interest and penalties) incurred directly or indirectly by Seller as a result of or arising out of any act or omission of Ganiere contrary to the instructions of his supervisors.  As a condition of hiring Ganiere, Seller may require Ganiere to sign a confidentiality agreement in form and content reasonably satisfactory to Seller and its counsel.

ARTICLE VIII ADDITIONAL CONTINUING COVENANTS

8.1 Continuing Covenants of Seller Parties.

8.1.1 Consulting Services. Shareholders agree to provide consulting services to Buyer for a transition period of one (1) year following the Closing Date. Shareholders agree to make themselves available by phone and in person, as reasonably requested on prior notice, to assist in continuing the training of Ganiere, to conduct customer introductions and sales visits with Ganiere and to provide other similar services in transitioning the management of the Business to Buyer. Such consulting services shall be provided by the Shareholders on a full time basis (subject to reasonable vacations, holidays and sick leave) for a period of ninety (90) days following the Closing Date. Thereafter, such consulting services shall be provided by the Shareholders one (1) day per week for the remainder of such one (1) year period and at any time in the event of an emergency.  Notwithstanding the foregoing, the unavailability of any one or more of the Shareholders at any particular time, whether as a result of vacation, illness, or otherwise, shall not constitute a default of the obligations of any of the Selling Parties pursuant to this Agreement.

8.1.2 Covenant Not To Compete.

(a) Each of the Seller Parties agrees, collectively with and on behalf its Affiliates, that it will not, for a period of five (5) years from the date hereof, directly or indirectly compete with Buyer to provide temporary staffing or related services (together, the “Seller Restricted Services”) to any Person (collectively, the “Protected Customers”) in the State of California.

(b) If any provision or covenant in this Section 8.1 is more restrictive than permitted by the Laws of any jurisdiction in which either party seeks enforcement hereof, such provision will be limited to the extent required to permit enforcement under such laws.  If, in any proceeding, an arbitrator refuses to enforce any of the separate covenants contained herein, then such unenforceable covenant will be deemed eliminated from this Section 8.1 for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.  If the provisions of this Section 8.1 are ever be deemed to exceed the duration, geographical limitations or scope permitted by applicable Law, then such provisions will be reformed to the maximum time or geographic limitations in scope, as the case may be, permitted by applicable Law.

8.2 Mutual Continuing Covenant. Seller and Buyer will, following the Closing Date, use Commercially Reasonable Efforts to obtain those consents to the assignment and novation of the Contracts not obtained by Seller as of the Closing.  Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that at the Closing Date, Seller will not assign and novate to Buyer any Contract that by its terms requires, prior to such assignment and novation, the consent of any other contracting party thereto unless such consent has been obtained prior to the Closing Date. With respect to each such Contract not assigned on the Closing Date, after the Closing Date Seller will continue to deal with the other contracting party to such Contract as the prime contracting party, and Seller and Buyer will continue to use Commercially Reasonable Efforts to obtain the consent of all required parties.  Such Contract will be assigned and novated by Seller to Buyer after receipt of such consent. Notwithstanding the absence of such consent, Buyer will be entitled to the benefits of such Contract accruing after the Closing Date to the extent that Seller may provide Buyer with such benefits without violating the terms of the Contract.

8.3 Tax Cooperation. After the Closing, Seller and Buyer will: (i) cooperate fully with each other in the preparation and filing of all Tax Returns and with respect to any Tax investigation, audit or other proceeding with respect to the Purchased Assets (a “Tax Proceeding”); and (ii) provide, or cause to be provided, any records and other information in their possession or control or in the control of their representatives reasonably requested by such other party in connection therewith, as well as access to, and the cooperation of, their respective auditors. Buyer will notify Seller in writing promptly upon receipt of any notice of any pending or threatened Tax Proceeding with respect to the Purchased Assets.  Buyer will have the right to control the handling and disposition of such Tax Proceeding (and to employ counsel of its choice at its expense) if the Tax Proceeding might result in increased Tax liabilities of Buyer.  Seller will take such action as Buyer may by written notice reasonably request in connection with such Tax Proceeding.  Buyer and Seller will bear their respective costs and expenses in connection with any Tax Proceeding.

ARTICLE IX INDEMNIFICATION

9.1 Obligations of Seller. The Seller Parties agree to jointly and severally indemnify and hold harmless Buyer and its directors, officers, employees, stockholders, Affiliates, agents, representatives, successors and assigns (collectively, “Buyer Indemnified Persons”) from and against any and all Losses directly or indirectly as a result of, based upon, arising out of or resulting from: (i) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by the Seller Parties in this Agreement; (ii) Seller’s operation and conduct of the Business prior to the Closing Date; and (iii) the Excluded Liabilities. Such indemnification obligation of Seller shall terminate and be of no further force or effect with respect to any claim of the Buyer Indemnified Persons which is not asserted in writing addressed to Seller on or before the date which is two (2) years after the Closing Date.

9.2 Obligations of Buyer. Buyer agrees to indemnify and hold harmless the Seller Parties and their directors, officers, employees, stockholders, Affiliates, agents, representatives, successors and assigns (collectively, “Seller Indemnified Persons”) from and against any and all Losses directly or indirectly as a result of, based upon, arising out of or resulting from: (i) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Buyer in or pursuant to this Agreement; (ii) Buyer’s conduct and operation of the Business from and after the Closing Date; and (iii) the Assumed Liabilities.  Such indemnification obligation of Buyer shall terminate and be of no further force or effect with respect to any claim of the Seller Indemnified Persons pursuant to clause (i) of this Section 9.2 which is not asserted in writing addressed to the Buyer on or before the date which is two (2) years after the Closing Date.

9.3 Procedure.

9.3.1 Any party seeking indemnification with respect to any Loss (the ‘‘Indemnified Party”) will promptly notify the party required to provide indemnity hereunder (the “Indemnifying Party”) in accordance with Section 11.12; provided, however, that the failure to give such notice will not affect the right of the Indemnified Party to indemnification, except to the extent the failure to give notice prejudices the Indemnifying Party’s defense of any claim.

9.3.2 If any claim, demand or liability is asserted by any third party against any Indemnified Party (a “Third Party Claim”), the Indemnified Party will, upon notice of the claim or demand, promptly notify the Indemnifying Party, and the Indemnifying Party will defend and/or settle any actions or proceedings brought against the Indemnified Party in respect of matters embraced by the indemnity with counsel reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party does not promptly defend or settle any such claims, the Indemnified Party will have the right to control any defense or settlement, at the expense of the Indemnifying Party.  No claim will be settled or compromised without the prior written consent of each party to be affected, with such consent not being unreasonably withheld.  The Indemnified Party will at all times also have the right to participate fully in the defense at its own expense unless: (i) under applicable standards of conduct, a conflict on any significant issue exists between any two or more Indemnified Parties; or (ii) the Third Party Claim is made both against an Indemnifying Party and an Indemnified Party and the Indemnified Party has been advised by counsel that there are legal defenses available to such Indemnified Party that are materially different from those available to the Indemnifying Party, in which case the fees and expenses of one counsel in respect of such claim incurred by the Indemnified Party will be paid by Indemnifying Party.  The parties will cooperate in the defense of all Third-Party Claims that may give rise to Indemnifiable Claims hereunder.  In connection with the defense of any claim, each party will make available to the party controlling such defense, any books, records or other documents within its control that are reasonably requested in the course of such defense.

9.3.3 If the Indemnified Party has a claim against the Indemnifying Party that does not involve a Third Party Claim (an “Inter-Party Claim”), the Indemnified Party will notify the Indemnifying Party with reasonable promptness of the claim, and, to the extent known, specifying the nature, estimated amount and the specific basis for the claim.  The Indemnifying Party will respond within forty-five (45) days of receipt of the notice of an Inter-Party Claim.  If the Indemnifying Party fails to respond, the claim specified by the Indemnified Party will be conclusively deemed a liability of the Indemnifying Party, subject only to proof of the amount of Loss.  If the Indemnifying Party timely disputes the claim, the Indemnified and the Indemnifying Party will negotiate in good faith to resolve the dispute, and if not resolved, either party may submit the claim to binding arbitration in accordance with Section 11.6.

9.3.4 If any Loss is covered by insurance, Indemnified Party will use good faith efforts to exhaust claims against the applicable policies, but need not appeal the denial of any claim nor assign any rights to Indemnifying Party under the policy.  The provisions of this Article IX are subject to the rights of any Indemnified Party’s insurer that may be defending any such claim.  If the Indemnifying Party makes any payment hereunder of a Loss, the Indemnifying Party will be subrogated, to the extent of the payment and permitted by the applicable policies, to the rights of the Indemnified Party against any insurer or third party with respect to the Loss.

9.4 Indemnification Threshold; Maximum Losses.

9.4.1 Seller will have no liability for Losses incurred by Buyer Indemnified Persons, and Buyer will have no liability for Losses incurred by Seller Indemnified Persons, unless and until the aggregate of all Losses incurred by Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, exceeds $100,000 and only to the extent of any Losses in excess of that amount.

9.4.2 Except in the case of fraud or willful misconduct, Seller will have no liability for Losses incurred by Buyer Indemnified Persons, and Buyer will have no liability for Losses incurred by Seller Indemnified Persons, whether resulting from an action for indemnification or otherwise, to the extent the aggregate Losses incurred by Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, including any Losses previously recovered, exceed the Purchase Price.

9.5 Cooperation. In connection with any Indemnifiable Claim, the Indemnified Party will cooperate in all reasonable requests of the Indemnifying Party.

9.6 Exclusive Remedy.  Except in the case of fraud, willful misconduct or where a party may be entitled to injunctive relief, after the Closing the indemnification provided in this Article IX will constitute the exclusive remedy of the parties and each of their respective directors, officers, employees, Affiliates, agents and assigns from and against any and all Losses asserted against, resulting to, imposed upon or incurred or suffered by, any of them, directly or indirectly, as a result of, or based upon or arising from the breach of any representation or warranty or the non-fulfillment of any agreement or covenant in or pursuant to this Agreement or any other agreement, document, or instrument required hereunder.

9.7 Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no party, or its Affiliates, will be liable to the other party or its Affiliates for any damages other than compensatory damages, except in the case of fraud or willful misconduct. Each party agrees that it is not entitled to recover and agrees to waive any claim with respect to, and will not seek, consequential, punitive or any other special damages as to any matter under, relating to or arising out of the Transactions, except with respect to such claims and damages arising directly out of a party’s fraud or willful misconduct.

ARTICLE X TERMINATION OF OBLIGATIONS

10.1 Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement and the Transactions may be terminated at any time before the Closing Date as follows and in no other manner:

10.1.1 By mutual consent in writing of Buyer and Seller;

10.1.2 By either Seller or Buyer if the Closing does not occur on or before the close of business on April 30, 2007;

10.1.3 By either Seller or Buyer if any Governmental Entity has issued an Order or taken any other actions (which the parties will use their Commercially Reasonable Efforts to lift), in either case permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order or other action becomes final and non-appealable; and

10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate without further liability of any party to another; provided, however, that the obligations of the parties contained in Section 11.13 (Expenses) will survive any such termination.  A termination under Section 10.1 will not relieve any party of any liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy for any such breach or misrepresentation.

ARTICLE XI GENERAL

11.1 General Rules of Construction. For all purposes of this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (i) terms include the plural as well as the singular; (ii) all accounting terms not otherwise defined have the meanings assigned under generally accepted accounting principles in the United States, as in effect from time to time; (iii) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; (v) “or” is not exclusive; and (vi) “including” and “includes” will be deemed to be followed by “but not limited to” and “but is not limited to,” respectively.

11.2 Amendments; Waivers. Except as expressly provided herein, this Agreement and any attached Schedule or Exhibit may be amended only by agreement in writing of all parties.  No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby will be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

11.3 Schedules; Exhibits; Integration. Each Schedule and Exhibit delivered pursuant to the terms of this Agreement must be in writing and will constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such Schedules and Exhibits, and the other agreements and instruments delivered at the Closing, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

11.4 Further Assurances. Each party will execute and deliver, both before and after the Closing Date, such further certificates, agreements and other documents and take such other actions as the other party may reasonably request or as may be necessary or appropriate to consummate or implement the Transactions or to evidence such events or matters.

11.5 Governing Law. This Agreement and the legal relations between the parties will be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such State and without regard to conflicts of law doctrines unless certain matters are preempted by federal law.

11.6 Alternative Dispute Resolution. Any controversy or claim arising out of relating to this Agreement, or the breach thereof, will be settled by arbitration administered in Los Angeles, California by JAMS in accordance with its Commercial Mediation Rules.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitration will be conducted by one arbitrator, to be mutually selected by the parties within thirty (30) days after the date of receipt of a demand to commence arbitration.  If the parties fail to mutually select an arbitrator within this thirty-day limit, each party will select an arbitrator within fifteen (15) days from the date of such failure. The two arbitrators thereby selected will then have fifteen (15) days to appoint a single arbitrator to conduct the arbitration.  There will be no pre-hearing discovery of any kind, nor will either party be required to produce documents or witnesses either at or prior to the arbitration hearing. Any provisional remedy that would be available to a court of law will be available from the arbitrator pending arbitration of the dispute. In settling the dispute, the arbitrator will have no authority to award damages other than those specified in Section 9.7. The arbitrator will issue a written explanation of the reasons for the award and a full statement of the facts as found and the rules of law applied in reaching their decision.  During such arbitration, each party will pay fifty percent (50%) of the fees and expenses of the arbitrators and the costs of the arbitration, provided that at the conclusion of the arbitration the arbitrator shall have the power to award reasonable legal fees, court costs and arbitration costs to the prevailing party.

11.7 No Assignment. Neither this Agreement nor any rights or obligations under it are assignable by one party without the prior written consent of the other party.

11.8 Headings. The descriptive headings of the Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

11.9 Counterparts. This Agreement and any amendment hereto or any other agreement delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All counterparts will constitute one and the same agreement and will become effective when one or more counterparts have been signed by each party and delivered to the other party.

11.10 Successors and Assigns; No Third Party Beneficiaries. This Agreement is binding upon and will inure to the benefit of each party and their respective successors or assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person or Governmental Entity any rights or remedies of any nature whatsoever under or by reason of this Agreement.

11.11 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given:

(a) immediately when personally delivered;

(b) when received by first class mail, return receipt requested;

(c) one (1) day after being sent by Federal Express or other overnight delivery service; or

(d) when receipt is acknowledged, either electronically or otherwise, if sent by facsimile, telecopy or other electronic transmission device.  Notices, demands and communications to Buyer and Seller will, unless another address is specified by Buyer or Seller hereafter in writing, be sent to the address indicated below:

If to Buyer, addressed to:

Larry Eastland EDLA Staffing Services, LLC 3420 Ocean Park Boulevard, Suite 3000 Santa Monica, CA 90405 Fax: (310) 452-6600

with a copy to (which will not constitute notice):

Tristan R. Pico 3420 Ocean Park Boulevard, Suite 3000 Santa Monica, CA 90405 Fax: (310) 452-6600

If to any Seller Party, addressed to:

Stan Harper, President Computer Contact Service, Inc. 315 Panorama Drive Bakersfield, CA93305 Fax: (661) 325-8139

with a copy to (which will not constitute notice):

Daniel L. Raiskin, Esq. Raiskin & Revitz 2049 Century Park East, Suite 3110 Los Angeles, CA 90067 Fax: (310) 556-2100

11.12 Expenses. Seller and Buyer will each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the Transactions, including, the fees, expenses and disbursements of their respective accountants and counsel.

11.13 Waiver. No failure on the part of any party to exercise or delay in exercising any right hereunder will be deemed a waiver thereof, nor will any single or partial exercise preclude any further or other exercise of such or any other right.

11.14 Representation By Counsel; Interpretation. The Seller Parties and Buyer each acknowledge that each has been represented by counsel in connection with this Agreement and the Transactions.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.  The provisions of this Agreement will be interpreted in a reasonable manner to effect the intent of Buyer and Seller.

11.15 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it will be adjusted rather than voided, if possible, to achieve the intent of the parties.  All other provisions of this Agreement will be deemed valid and enforceable to the extent possible.

11.16 Survival of Representations and Warranties and Covenants. Each of the representations, warranties, covenants and agreements of the parties set forth in this Agreement and the indemnification obligations of the parties hereunder will survive for the applicable statute of limitations, except as expressly provided herein.

IN WITNESS WHEREOF, each of the parties have caused this Agreement to be executed by its duly authorized officers as of the date first written above.

COMPUTER CONTACT SERVICE, INC.

a California corporation

By: /s/ Stanley Harper                          Stanley Harper, President

By: /s/ Troy Davis                                 Troy Davis, Secretary

EDLA STAFFING SERVICES, LLC, a California limited liability company

By: /s/ Larry Eastland                            Larry Eastland, Manager

STANLEY HARPER, Individually

/s/ Stanley Harper

TROY DAVIS, Individually

/s/ Troy Davis

ANNEX 1

DEFINITION ANNEX

“Action” means an action, suit, investigation, complaint, claim, notice of infringement, instruction to cease and desist, demand or other proceeding, threatened or pending, whether civil or criminal, in law or in equity or before any arbitrator or Governmental Entity.

“Affiliate” of a Person means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession of the power to direct the management and policies of the referenced Person, whether through ownership interests, by contract or otherwise.

“Agreement” has the meaning stated in the introductory paragraph.

“Approval” means an authorization, consent, approval or waiver of, clearance by, notice to or registration or filing with, or any other similar action by or with respect to a Governmental Entity or any other Person and the expiration or termination of all prescribed waiting, review or appeal periods with respect to any of the foregoing.

“Assumed Liabilities” has the meaning stated in Section 1.3.

“Business” has the meaning stated in the recitals.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday in the State of Colorado or is a day on which banking institutions located in such jurisdiction are authorized or required by law or other governmental action to close.

“Buyer” has the meaning stated in the introductory paragraph.

“Buyer Indemnified Persons” has the meaning stated in Section 9.1.

“Closing” has the meaning stated in Section 3.1.

“Closing Date” has the meaning stated in Section 3.1.

“Commercially Reasonable Efforts” means efforts that are designed to enable a party, directly or indirectly, to satisfy a condition to, or otherwise assist in the consummation of, the Transactions and that do not require the performing party to expend funds or assume liabilities other than expenditures and liabilities that are customary and reasonable in nature and amount in the context of the Transactions.

“Contract” means all contracts of any kind to which Seller is a party or by which its assets are bound.

“Employees” means any Person employed on a full-time or part-time basis by Seller immediately prior to the consummation of the Transactions for the purpose of providing services directly to Seller at its office in connection with its business activities.  The term “Employees” does not include Persons who are placed by Seller to render services to other companies or concerns, notwithstanding the fact that such Persons are treated for tax, insurance, and legal purposes as employees of Seller.

“Excluded Liabilities” has the meaning stated in Section 1.4.

“Factoring Agreement” means the agreement attached hereto as Exhibit “C” and described in Section 2.2.2.

“Financials” means Seller’s unaudited balance sheet for the fiscal year 2005, and the related statements of income and retained earnings and changes in financial position for the fiscal year then ended.

“Governmental Entity” means any agency, bureau, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state, county or local, domestic or foreign.

“Guarantee Agreement” means the agreement contained in Exhibit “B” hereto and described in Section 2.2.2.

“Indemnifiable Claim” means any Damages for or against which any party is entitled to indemnification under this Agreement.

“Indemnified Party” has the meaning stated in Section 9.3.1.

“Indemnifying Party” has the meaning stated in Section 9.3.1.

“Intangible Assets” means all intangible assets of the Business, other than those included in the Retained Assets (if any), including but not limited to Seller’s: (i) customer lists and other items constituting Business secrets; (ii) rights in and to the benefits under and proceeds from insurance policies; (iii) rights in and to any vendor credits, cooperative advertising allowances, price adjustments or related rights, rebates, and deposits with suppliers and vendors; (iv) rights in and to any warranties with respect to the Inventory or other tangible personal property; (v) rights in and to any causes of action, complaints or other rights currently in litigation or arbitration or which could result in litigation or arbitration that would or could, if determined favorably to Seller or the Business, benefit the Business; and (vi) any rights or assets of the Business pursuant to any Plan.

“Inter-Party Claim” has the meaning stated in Section 9.3.3.

“Interim Balance Sheet” means Seller’s balance sheet as of October 31, 2006.

“Interim Financials” means the unaudited Interim Balance Sheet and the related statement of income and supplementary schedules of Seller for the fiscal period ended October

31, 2006.

“Knowledge” means the actual knowledge of all senior executives with respect to Seller and all executives with respect to Buyer, as the case may be.

“Listed Action” means any of the following actions by Seller or the Shareholders since the date of the Interim Financials:

(a) incurring any obligation or liability (absolute or contingent) other than in the Ordinary Course;

(b) entering into any employment agreement with, or becoming liable for any bonus, profit-sharing, or incentive payment to, or materially increasing the compensation or benefits of, any of its officers, directors, or employees, except pursuant to presently existing plans, arrangements, or agreements disclosed in this Agreement or on any Schedule;

(c) selling, transferring, or acquiring any properties or assets, tangible or intangible, other than in the Ordinary Course;

(d) making any material changes in its customary method of operations, including marketing, selling, and pricing policies and maintenance of business premises, fixtures, furniture, and equipment;

(e) modifying, amending, or canceling any of its existing leases, or entering into any Contracts other than in the Ordinary Course, or entering into any loan agreements;

(f) mortgaging, pledging, transferring a security interest in, or creating any lien with respect to any of the Purchased Assets outside the Ordinary Course; or

(g) making any arrangement or commitment, directly or indirectly, to do any of the things described in (a) through (f) above.

“Loss” means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person.

“Material Adverse Effect” means any change in or effect on the Purchased Assets or the Business as expected to be conducted immediately after the Closing (i.e., giving effect to the transfers of the Purchased Assets and Assumed Liabilities contemplated by this Agreement) that would (i) be materially adverse to the conduct of the Business by Buyer immediately following the Closing Date, or (ii) materially impair the validity or enforceability of this Agreement or any of the Transaction Documents; provided, however, that neither of the following will constitute a Material Adverse Effect: (a) general economic conditions; or (b) any changes generally affecting the industries in which Seller currently operates the Business.

“Material Contracts” means each Contract related to the Business that:

(a) was not entered into in the Ordinary Course;

(b) for the purchase of goods or services by Seller of an amount or value in any fiscal year in excess of $20,000, other than purchase orders in the Ordinary Course;

(c) for the sale or provision of goods or services by Seller of an amount or value in any fiscal year in excess of $20,000;

(d) obligated Seller to receive, or may have to pay, more than $20,000 and is not terminable by Seller without penalty on not more than 30 days’ notice;

(e) is a lease agreement for Tangible Assets of an amount or value in any fiscal year in excess of $20,000 and each lease agreement for real property;

(f) is a note, debenture, other evidence of indebtedness, guarantee, loan, letter of credit, surety bond or financing agreement or instrument or other contract for money borrowed, including any agreement or commitment for future loans, credit or financing entered into by Seller;

(g) contains covenants that purport to restrict the business activity of the Business or limit the freedom of Seller to engage in any line of business or to compete with any Person;

(h) is an employment, consulting, severance, retention, change of control or termination agreement, confidentiality agreement, or any agreement with a Seller officer, director or Shareholder;

(i) grants a power of attorney to another Person;

(j) commits capital expenditures after the date of this Agreement in an amount in excess of $20,000;

(k) provides for Seller to be the exclusive or a preferred provider of any product or service to any Person or the exclusive or preferred recipient of any product or service of any Person;

(l) is a licensing agreement or other Contract with respect to the Intellectual Property;

(m) is a Contract with a Related Person;

(n) is a Contract that restricts the ownership, use or transfer of any of the Purchased Assets, or the pledge of those assets to secure borrowings by Seller or its Shareholders;

(o) is a confidentiality or nondisclosure agreement; or

(p) is otherwise material to the Business.

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ.

“Ordinary Course” means, with respect to any Person and as of any date of determination, the conduct or operation of a line of business of such Person in the ordinary course of such business, as then conducted and proposed to be conducted, in a manner consistent with the past business practices of such Person and in accordance with the reasonable requirements of such business, in each case as determined with respect to such business as of such date of determination.

“Person” means an individual, a corporation, a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated association or any other entity or organization, including a Governmental Entity.

“Personal Property” means those items of personal property of the Shareholders to be included in the Retained Assets, as listed on Schedule 1.2.2.

“Promissory Note” means the promissory note contained in Exhibit “A” hereto and described in Section 2.2.2.

“Purchase Price” has the meaning stated in Section 2.1.

“Purchased Assets” has the meaning stated in Section 1.1.1.

“Regulation” means (i) any applicable law, rule, regulation, ordinance, judgment, decree, ruling, order, award, injunction, recommendation or other official action of any Governmental Entity, and (ii) any official change in the interpretation or administration of any of the foregoing by the Governmental Entity or by any other Governmental Entity or other Person responsible for the interpretation or administration of any of the foregoing.

“Retained Assets” has the meaning stated in Section 1.2.

“Seller” has the meaning stated in the introductory paragraph.

“Seller Indemnified Parties” means Seller and its successors, assigns, Affiliates (other than Buyer or any of its Affiliates suffering any Damages in its capacity as an Affiliate of Buyer), agents and employees.

“Seller Restricted Services” has the meaning stated in Section 8.1.2(a).

“Tangible Assets” means all tangible assets of the Business, other than the Personal Property, including but not limited to Seller’s: (i) furniture, artwork and office equipment) contained in the leased facilities; (ii) telephone systems, modems, terminals, routers, switches, other network equipment, telephony switching and voice mail equipment contained in the lased facilities; and (iii) books and records of Seller, whether in tangible or electronic format.

“Tax Return” means a report, return or other information required to be filed by a Person with or submitted to a Governmental Entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes the Person.

“Tax Proceeding” has the meaning stated in Section 8.3.

“Taxes” means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof.

“Third Party Consent” means any approval, consent, or waiver required to be obtained from any Person in connection with the Transactions.

“Transaction Documents” means this Agreement, the Factoring Agreement, the Promissory Note, the Guarantee Agreement, and all other instruments and documents executed and delivered by any Person in connection with the consummation of any of the Transactions contemplated hereby and thereby.

“Transactions” means, collectively, the transactions undertaken pursuant to, or otherwise contemplated by, the Transaction Documents.

EXHIBIT A

Promissory Note

EXHIBIT B

Guarantee Agreement

EXHIBIT C

Factoring Agreement

EXHIBIT C

Warrant